CONSENT OF KEN ARMSTRONG

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "Technical Report on the Pre-Feasibility Study for the Thacker Pass Project, Humboldt County, Nevada, USA", with an effective date of August 1, 2018, and to (ii) the references to the undersigned's name under the caption "Interest of Experts" in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Lithium Americas Corp. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Ken Armstrong
Name: Ken Armstrong, P.Eng.
Date: September 25, 2020